Exhibit 99.1

Media: Peter Lucht - 781.655.2289

Investors: Kristin Silberberg - 203.900.6854

Citizens Appoints Christopher Schnirel as Controller and Chief Accounting Officer

PROVIDENCE, RI—Today, Citizens Financial Group (NYSE: CFG) announced that it has appointed Christopher Schnirel as Controller and Chief Accounting Officer, effective October 21, 2024.

“We are pleased to welcome Chris to Citizens, where he will play a key role in maintaining a high standard of excellence in financial reporting and controls as well as supporting our strategic agenda,” said John Woods, Vice Chair and Chief Financial Officer. “He brings great expertise and over 20 years of strong leadership experience in financial services.”

Schnirel, most recently was the Senior Vice President and Assistant Controller at Huntington Bancshares Inc., where he led SEC reporting, regulatory reporting, accounting policy, treasury controllership, capital markets controllership as well as various other controllership functions over his 12 years.

Prior to joining Huntington, Mr. Schnirel held senior accounting positions with HSBC North America. He began his career at PricewaterhouseCoopers LLP. He succeeds Jack Read who left Citizens in August for a career outside of the banking sector.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $219.9 billion in assets as of June 30, 2024. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,300 ATMs and approximately 1,000 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.